TMCI Electronics, Inc.
                                  Exhibit 11
                      Computation of Earnings Per Share




                                                      For the Quarter Ended
                                                            March 31,
                                                      1997              1996


EPS:

Net Income                                          $306,862          $31,219
                                                    ========          =======

Weighted average shares outstanding                3,515,829        2,314,171
                                                   =========        =========

EPS                                                    $0.09            $0.01
                                                   =========        =========


Primary & Fully Diluted EPS:

Net Income                                          $306,862          $31,219

Additional net income due to decrease in
interest expense and increase in interest
income, net of income taxes                          114,401             --
                                                   ---------         --------
Adjusted net income                                 $421,263          $31,219
                                                    ========         ========


Weighted average shares outstanding and
common stock equivalents                           3,515,829         2,314,171

Equivalent shares outstanding assuming
exercise of the options and warrants under
the modified treasury stock method                 1,796,834              --

Shares held in escrow in connection
with acquisition                                      80,503              --

Total weighted shares outstanding and              _________         _________
common stock equilalents                           5,393,166         2,314,171
                                                   =========         =========

Primary & Fully Diluted EPS                            $0.08             $0.01
                                                   =========         =========




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